Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 18, 2005, in the Registration Statement and related Prospectus of Goodman Global, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Houston, Texas

February 3, 2006